EXHIBIT 5.1

September 16, 2005

Invitrogen Corporation

1600 Faraday Avenue

Carlsbad, California 92008

Ladies and Gentlemen:

As counsel to Invitrogen Corporation, a Delaware corporation (the “Company”), we are rendering this opinion in connection with the registration by the Company pursuant to the Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), and the rules and regulations promulgated thereunder (the “Rules”), of $350,000,000 aggregate principal amount of the Company’s 3.25% Convertible Senior Notes due 2025 (the “Notes”) and the common stock, $.01 par value (the “Stock”), of the Company issuable upon conversion thereof. The Notes were issued pursuant to the Indenture (the “Indenture”), dated as of June 20, 2005, between the Company and U.S. Bank National Association, as Trustee thereunder (the “Trustee”).

As such counsel and in connection with the opinions expressed below, we have examined a copy of (a) the Registration Statement, (b) the Indenture, (c) a specimen of the Stock, (d) the Notes, and (e) the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinions hereinafter expressed. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based on such examination and review and subject to the foregoing, we are of the opinion that:

(i)	The shares of Stock initially issuable upon conversion of the Notes have been duly authorized and validly reserved for issuance and, when issued and delivered in accordance with the provisions of the Notes and the Indenture, will be duly and validly issued and fully paid and non-assessable.

(ii)	The Indenture and the Notes have been duly authorized, executed and delivered by the Company, and constitute valid and legally binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except that the enforceability thereof may be limited or affected by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, fraudulent conveyance and other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally, (b) the refusal of a particular court to grant (i) equitable remedies, including, without limiting the generality of the foregoing, specific performance and injunctive relief, or (ii) a particular remedy sought under the Indenture and the Notes as opposed to another remedy provided for therein or another remedy available at law or in equity, (c) general principles of equity, including without limitation requirements of good faith, fair dealing and reasonableness, and the possible unavailability of specific performance or injunctive relief (regardless of whether enforcement is considered in a proceeding in equity or at law), and (d) judicial discretion.

We express no opinion concerning any law other than the General Corporation Law of the State of Delaware (the “DGCL”), the laws of the State of New York and the federal law of the United States. Additionally, we express no opinion as to the enforceability of any rights to indemnification or contribution provided for in the Indenture and Notes which are violative of the public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation).

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” therein. In giving this consent, we do not thereby agree that we come within the category of persons whose consent is required by the Act or the Rules. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Very truly yours,

/s/ DLA Piper Rudnick Gray Cary US LLP

DLA Piper Rudnick Gray Cary US LLP